Exhibit 99.1

SS Innovations To Showcase the SSi Mantra Surgical Robotic System at SRS 2026

Company’s advanced surgical robotic system will be on display, spotlighted in multiple breakout sessions, and featured in a kidney telesurgery to be broadcast live at the premier industry event

FORT LAUDERDALE, Fla. – July 17, 2026 – via IBN – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (NASDAQ: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the advanced SSi Mantra surgical robotic system (the “SSi Mantra”) will be showcased at the 2026 Society of Robotic Surgery Annual Meeting (“SRS 2026”) in Hollywood, Florida, on July 23 - 26, 2026. The SSi Mantra will be on display, spotlighted in multiple breakout sessions, and featured in a kidney telesurgery to be broadcast live at the event.

The livestreamed robotic telesurgery, a partial nephrectomy, will be performed remotely by Dr. Amitabh Singh from SS Innovations’ headquarters in Gurugram, India, on a patient at Rajeev Gandhi Cancer Institute and Research Centre in New Delhi, India.

Additionally, the Company’s Chairman and Chief Executive Officer, Dr. Sudhir Srivastava, will be speaking at SRS 2026. Dr. Srivastava is scheduled to participate in multiple breakout sessions, including:

●	Cardiac Telesurgery with the SSi Mantra (speaker)

●	SSi Mantra Focus Sessions (speaker)

●	Scaling Robotic Surgery for Global Access (speaker)

●	Soft Tissue Robotics Update from Asia (panelist)

●	Regulatory Frameworks Enabling Telesurgery (panelist)

●	Industry Perspectives (panelist)

●	Global and Military Sessions (panelist)

Dr. Srivastava commented: “We look forward to showcasing our advanced SSi Mantra surgical robotic system next week in Florida at the Society of Robotic Surgery Annual Meeting, the premier gathering of innovators shaping the future of robotic surgery. This influential forum provides us with a prime opportunity to highlight the SSi Mantra’s cutting-edge surgical robotic technology, differentiated features, user friendliness, training capabilities, and cost efficiency. During this year’s event, I will be participating as a speaker or panelist in several industry focus sessions and will continue to share SS Innovations’ mission of democratizing global access to advanced surgical robotic care.”

To learn more about SRS 2026, please visit: https://srs2026.eventscribe.net/index.asp.

As of July 6, 2026, the cumulative number of multi-specialty procedures completed with the SSi Mantra surgical robotic system totaled 12,375, including 653 cardiac procedures, 178 telesurgeries, and 225 pediatric surgeries. Approximately 2,100 physicians have been trained on the SSi Mantra, which has been utilized to perform over 170 different types of procedures.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures including cardiac surgery. Headquartered in India, SS Innovations is a U.S. company focused on expanding the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. The optional SSi MantrAsana tele-surgeon console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that provides equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5mm instruments for the pediatric population and ENT surgeries. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 170 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kalle.ahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

devin.sullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com

Corporate Communications:

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